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                                                               Exhibit 99(d)(3)


                        CENTENNIAL HEALTHCARE CORPORATION
                          400 PERIMETER CENTER TERRACE
                                    SUITE 650
                                ATLANTA, GA 30346



                                                February 24, 2000

Stephen Eaton
c/o Centennial HealthCare Corporation
400 Perimeter Center Terrace
Suite 650
Atlanta, GA 30346

                  RE:   WAIVER OF CERTAIN RIGHTS UNDER CURRENT EMPLOYMENT
                        AGREEMENT

Dear Mr. Eaton:

As you know, the Company today is entering into an Agreement and Plan of Merger (the "Merger Agreement") between and among itself, Hilltopper Holding Corp. ("Parent") and Hilltopper Acquisition Corp. ("Purchaser") pursuant to which Purchaser will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent. Concurrent with execution of the Merger Agreement, you will be signing a new Employment Agreement with the Company (the "New Agreement") which, as of the Effective Time of the Merger, will supersede and replace in all respects your current Employment Agreement with the Company dated December 31, 1995 (the "Current Agreement").

Given these circumstances, you, the Company and Parent have agreed that any provisions in your Current Agreement which would allow you to terminate your employment for "Good Reason" (as defined in the Current Agreement) as a result of the Merger, or any circumstances leading up to it, should not apply. Therefore, in consideration of the Company entering into your New Agreement and other benefits you will receive in connection with the Merger, including stock options you will receive to purchase stock of Parent, you hereby unconditionally waive your right under the Current Agreement to terminate your employment for "Good Reason." In the event the Merger Agreement is terminated, the New Agreement will be void, your Current Agreement will remain in full force and effect, and your right to terminate


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Stephen Eaton
February 24, 2000
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employment for Good Reason upon any subsequent Change in Control of the Company will be immediately reinstated.

You may formally agree to this waiver by signing your name on the space indicated below. Once executed, this letter agreement may not be modified except in writing signed by each of you, the Company and Parent.


                                        Very truly yours,

                                        Centennial HealthCare Corporation

                                        By:  /s/ Daryl R. Griswold
                                             ___________________________________
                                             Name:  Daryl R. Griswold
                                             Title: Senior Vice President

                                        Hilltopper Holding Corp.

                                        By:  /s/ David Wenstrup
                                             ___________________________________
                                             Name:  David Wenstrup
                                             Title: Vice President and
                                                    Secretary


AGREED AND ACCEPTED:



/s/ J. Stephen Eaton
___________________________
J. Stephen Eaton


       2/24/00
___________________________
        Date


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